Filed pursuant to Rule 424(b)(3)
File No. 333-268246

UNITED STATES BRENT OIL FUND, LP

Supplement dated May 19, 2025

to

Prospectus dated April 25, 2025

This supplement contains information which amends, supplements or modifies certain information contained in the prospectus of United States Brent Oil Fund, LP dated April 25, 2025 (the “Prospectus”). Please read it and keep it with your Prospectus for future reference.

You should carefully consider the “Risk Factors” beginning on page 7 of the Prospectus before you decide to invest.

On May 19, 2025, Mr. Robert L. Nguyen tendered his resignation as a Management Director of the United States Commodity Funds LLC (“USCF”), which is the general partner of the United States Brent Oil Fund, LP (the “Registrant”). The resignation of Mr. Nguyen will be effective on May 31, 2025 when he retires from his roles as Principal and Management Director of USCF. USCF will reduce the number of Management Directors on the board of directors of the Company from four to three and, therefore, will not appoint a successor to Mr. Nguyen.

Accordingly, effective May 31, 2025, all references to Mr. Nguyen are deleted from the Registrant’s Prospectus.